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                                                                                                                          EXHIBIT 12

            BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In Millions, Except Ratio Amounts)
                                   (Unaudited)




                                                           Six Months Ended                    Year Ended December 31,
                                                                                             -----------------------
                                                               June 30,
                                                               --------
                                                           2002    2001        2001        2000         1999      1998          1997
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Earnings:

  Pre-tax income                                           $ 585   $ 534     $1,182      $1,585       $1,819    $1,849        $1,404

  Add:
    Interest and fixed charges,
    excluding capitalized interest                           214     235        463         453          387       354           344

    Portion of rent under long-term
    operating leases representative
    of an interest factor                                     90      86        193         187          182       202           183

Distributed income of investees accounted for under the
equity method                                                  2       3          5          46            -         -             -

  Amortization of capitalized interest                         4       4          7           6            5         4             3

  Less:  Undistributed equity in earnings of
  investments accounted for under the equity method            7      12         23          18           13        18            17


                                                          --------------------------------------------------------------------------
    Total earnings available for fixed charges             $ 888   $ 850     $1,827     $2,259        $2,380    $2,391        $1,917
                                                          ==========================================================================

Fixed charges:

  Interest and fixed charges                               $ 221   $ 243      $ 477     $  481        $  400     $ 371        $  362

  Portion of rent under long-term operating leases
  representative of an interest factor                        90      86        193        187           182       202           183
                                                          --------------------------------------------------------------------------

  Total fixed charges                                      $ 311   $ 329      $ 670     $  668        $  582     $ 573        $  545
                                                          ==========================================================================

Ratio of earnings to fixed charges                         2.86x   2.58x      2.73x      3.38x         4.09x     4.17x         3.52x

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